EXHIBIT 10.57

DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN
FY 20[__] RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) is between Darden Restaurants, Inc., a Florida corporation (the “Company” or “Corporation”), and you, a person notified by the Company, and identified in the Company’s records, as the recipient of an Award of Restricted Stock during the Company’s fiscal year 20[__]. This Agreement is effective as of the Grant Date communicated to you and set forth in the Company’s records.
The Company wishes to award to you a number of shares of Stock, subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the Company’s 2015 Omnibus Incentive Plan (the “Plan”).
Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:
1.Award of Restricted Stock.
The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock for that number of shares of Stock communicated to you and set forth in the Company’s records (the “Shares”), on the terms and conditions set forth in such communication, this Agreement and the Plan.
2.    Rights with Respect to the Shares.
With respect to the Shares, you shall be entitled to exercise the rights of a shareholder of Stock of the Company, including the right to vote the Shares and the right to receive dividends and distributions thereon as provided in Sections 8(b) and (c) of this Agreement, unless and until the Shares are forfeited pursuant to Sections 4 or 6 hereof. Your rights with respect to the Shares shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the Shares lapse, in accordance with Sections 3 or 4 hereof.
3.    Vesting.
Subject to the terms and conditions of this Agreement including the clawback and forfeiture provisions under Section 6 and Section 10 below, the Shares shall vest, and the restrictions with respect to the Shares shall lapse, on [vesting schedule variable] if you remain continuously employed by the Company or an Affiliate until the respective vesting dates.
4.    Early Vesting; Forfeiture.
If you cease to be employed by the Company or an Affiliate prior to the vesting of the Shares pursuant to Section 3 hereof, your rights to all of the unvested Shares shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive dividends and distributions on such Shares as provided in Sections 8(b) and (c) of this Agreement. Notwithstanding the foregoing, the Shares shall vest subject to the terms and conditions of this Agreement including the clawback and forfeiture provisions under Section 6 and Section 10 below:1
(a)    If, within two years after the date of the consummation of a Change in Control that occurs after the Grant Date, the Company terminates your employment for any reason other than for Cause (using the standard definition set forth in Section 2.8 of the Plan), death or Disability, or you terminate employment for Good Reason, you shall become immediately and unconditionally vested in all Shares and the restrictions with respect to all of the Shares shall lapse.
(b)    [if (A) the Company or an Affiliate terminates your employment involuntarily and not for Cause (using the standard definition set forth in Section 2.8 of the Plan) prior to the vesting of the Shares pursuant to Section 3 hereof, and (B) your combined age and years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) equal at least 70, then the Shares will vest on a pro rata basis on the date of your termination of employment, based on the number of full months of employment completed from the Grant Date to the date of your termination of employment divided by the number of full months in the vesting period for any unvested Shares, and your rights to all of the unvested Shares shall be immediately and irrevocably forfeited;]
(c)    [if you Retire (as defined below under Section 4(h) below) on or after age 65 with five years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) (“Normal Retirement”) prior to the vesting of the Shares pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all Shares and the restrictions with respect to all Shares shall lapse on the date of your Normal Retirement;]
(d)    [if you Retire on or after age 55 with ten years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) but before Normal Retirement (“Early Retirement”), the Shares will vest on a pro rata basis on the date of your Early Retirement, based on the number of full months of employment completed from the Grant Date to the date of your Early Retirement divided by the number of full months in the vesting period for any unvested Shares, and your rights to all of the unvested Shares shall be immediately and irrevocably forfeited;]
(e)    if you die prior to the vesting of the Shares pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all Shares and the restrictions with respect to all Shares shall lapse on the date of your death. No transfer by will or the Applicable Laws of descent and distribution of any Shares which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer; or
(f)    if you become Disabled (as defined below) prior to the vesting of the Shares pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in

1 Note to Draft: The CEO has the flexibility, in his sole discretion, to include or exclude the Rule of 70 provision in Section 4(b). The intent is for the retirement provisions in Sections 4(c) and (d) to be included in annual grants and to have the flexibility to include or exclude these provisions in off-cycle grants.

all Shares and the restrictions with respect to all Shares shall lapse on the date on which the Committee administering the Plan makes the determination that you are Disabled. For purposes of this Agreement, “Disabled” or “Disability” means you have a disability due to illness or injury which is expected to be permanent in nature and which prevents you from performing the material duties required by your regular occupation, all as determined by the Committee administering the Plan.
(g)    For purposes of this Agreement, “Good Reason” means:
(i)    without your express written consent, (a) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of the consummation of a Change in Control or (b) any other substantial adverse change in such position (including titles), authority or responsibilities; or
(ii)    a material reduction in your base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the date of the consummation of a Change in Control, other than (a) an inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you or (b) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Company generally.
You shall only have Good Reason if (A) you have provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (B) the Company has been given at least thirty (30) days following receipt of such notice to cure such condition, and (C) if such condition is not cured within such thirty (30) day period, you actually terminate employment within sixty (60) days after the notice of termination. Your mental or physical incapacity following the occurrence of an event described above in clauses (i) or (ii) shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to vesting of the Shares as provided hereunder upon a termination of employment for Good Reason.
(h)    For purposes of this Agreement, “Retire” means that you voluntarily terminate your employment with the Company and its Affiliates after having attained a combination of age and years of service that meets the requirements of either Section 4(c) or Section 4(d) above and, prior to such employment termination, you have: (i) given the Company’s Chief Human Relations Officer (“CHRO”) or your immediate supervisor at least three months’ prior written notice (or such shorter period of time approved in writing by the CHRO or your immediate supervisor) of your intended retirement date and (ii) completed transition duties and responsibilities as determined by the CHRO and/or your immediate supervisor during the notice period in a satisfactory manner, as reasonably determined by either of them. Notwithstanding the foregoing, you shall be deemed to Retire for purposes of this Section if your employment is involuntarily terminated by the Company without Cause after having met one of the age and service requirements set forth above, provided that you have timely completed transition duties and responsibilities as determined by the CHRO and/or your immediate supervisor, if any, in a satisfactory manner, as reasonably determined by either of them.

5.    Restriction on Transfer.
Except as contemplated by Section 4(e) hereof, until the Shares vest pursuant to Sections 3 or 4 hereof, none of the Shares may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares.
6.    Clawback and Forfeiture upon Financial Restatements
Notwithstanding the provisions of Sections 3 and 4 of this Agreement, if you are an executive officer (as defined under SEC rules) of the Company at any time after the Grant Date and (a) the Company is required to restate its financial statements due to fraud and (b) the Committee administering the Plan determines that you have knowingly participated in such fraud, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require you to, and you shall immediately upon notice of such Committee determination, return to the Company any Shares that vested under this Agreement and any distributions with respect to the vested Shares (including any cash dividends or other distributions) received by you or your personal representative and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of any Shares, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, all of your rights to Shares that are not vested on the date that the Committee makes such determination shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive dividends and distributions on such Shares as provided in Sections 8(b) and (c) of this Agreement. Notwithstanding anything to the contrary in this Section 6, the Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 6 with respect to you. In addition to this Section 6, the Shares and any rights to any property thereunder shall be fully subject to any “clawback” or compensation recovery policy that may later be adopted by the Company or imposed under Applicable Laws.
7.    Issuance and Custody of Certificates.
(a)    The Company shall cause the Shares to be issued in your name in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Secretary of the Company for your benefit until such time as such Shares are forfeited to the Company or the restrictions applicable to the Shares lapse and you deliver a stock power to the Company with respect to each certificate. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear a legend that complies with Applicable Law and makes appropriate reference to the restrictions applicable to the Shares. To the extent that ownership of the Shares is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Shares.
(b)    After any Shares vest pursuant to Sections 3 or 4 hereof, and following payment of the applicable withholding taxes pursuant to Section 9 hereof, the Company shall promptly cause such vested Shares (less any shares withheld to pay taxes), free of the restrictions and/or legend described in this Section 7, to be delivered, either by book-entry or direct registration (including transaction advices) or in the form of a certificate or certificates evidencing ownership of such Shares, registered in your name or in the names of your beneficiary or estate, as the case may be.
8.    Distributions and Adjustments.
(a)    If any Shares vest subsequent to any change in the number or character of the Stock (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise) occurring after the Grant Date, you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if such Shares had vested prior to the event changing the number or character of the outstanding Stock.
(b)    Any additional shares of Stock, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary. To the extent that the Shares are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.
(c)    Any cash dividends or other cash distributions payable with respect to the Shares prior to the vesting of the Shares shall be distributed to you as soon as reasonably practicable upon the vesting of the Shares in the amount originally declared, without interest. If the Shares are forfeited prior to vesting, any accumulated cash dividends or other cash distributions payable in respect of such Shares shall also be forfeited. After the Shares vest, any subsequent cash dividends or other cash distributions payable in respect of the Shares shall be distributed to you at the same time cash dividends or other cash distributions are distributed to shareholders of the Company generally.
9.    Taxes.
(a)    You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Shares, the payment of dividends on the Shares, the vesting of the Shares and any other matters related to this Agreement. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.
(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the Shares or cash otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. Your election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of shares of Stock that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting of the Shares may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such vesting of the Shares, or such greater amount as may be permitted under applicable accounting standards. If you do not make a tax withholding election under this Section 9(b), the Company shall withhold Shares as provided in Section 9(b)(ii) above.
10.    [Restrictive Covenants.2
(a)    Non-Disclosure.
(i)    During the course of your employment, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by you herein, you have received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under Applicable Law, including the Defend Trade Secrets Act of 2016) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities (as defined below), (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by you in furtherance of your duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and, (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (collectively, “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by employee concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has
2 Note to Draft: The restrictive covenants in Section 10 shall be included in grants to executive officers. The CEO shall have discretion whether or not to include these covenants in grants to other individuals.

been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.
(ii)    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During the term of employment and for a period of five (5) years following the termination of your employment with the Company for any reason, with or without Cause, and upon the initiative of either you or the Company, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party; provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.
(iii)    Upon request by the Company and, in any event, upon termination of your employment with the Company for any reason, you will promptly deliver to the Company (within twenty-four (24) hours) all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control. You agree to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.
(iv)    Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the Applicable Law relating to Trade Secrets.
(b)    Non-Competition. You agree that, while employed by the Company and for a period of twenty-four (24) months following the termination of your employment with the Company for any reason, with or without Cause, whether upon the initiative of either you or the Company (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor (as defined below), directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.
(i)    If you are a resident of California and subject to its laws, the restrictions set forth in Section 10(b) above shall not apply to you.
(ii)    Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.
(c)    Non-Solicitation. You agree that you shall not at any time during your employment with the Company and during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact (as defined below) during the last two years of your employment with the Company, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company.
(d)    Non-Recruitment. You agree that during the course of employment and during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 10(d) shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. If you are a resident of California and subject to its laws, the restrictions set forth in Section 10(c) above and this Section 10(d) shall be limited to apply only where Employee uses or discloses Confidential Information or Trade Secrets when engaging in the restricted activities.
(e)    Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s Business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Award Agreement, continued employment, specialized training, and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood. By accepting this Agreement, you specifically recognize and affirm that strict compliance with terms of the covenants set forth in this Section 10 is required in order to vest and receive the Shares. You agree that should all or any part or application of this Section 10 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between you and the Company, you nevertheless shall not vest in and receive any of the Shares if you violated any of the terms of any of the covenants set forth in this Section 10.
(f)    Survival of Covenants. The provisions and restrictive covenants in this Section 10 of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section 10. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section 10, prior to the commencement of any such affiliation or employment.
(g)    Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.
(h)    Clawback and Forfeiture due to Violating Section 10. In the event that you violate any of the terms of this Section 10, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, (i) you shall return to the Company any Shares that vested [on or after any such violation or pursuant to Section 4 of this Agreement] and any distributions with respect to such vested Shares (including any cash dividends or other distributions) received by you or your personal representative and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of any such Shares, and (ii) your unvested Shares shall be immediately forfeited.]
11.    General Provisions
(a)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.
(b)    No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
(c)    Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(d)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(e)    Arbitration. [Except for injunctive relief as set forth herein,]3 the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.
(f)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Subject to Section 11(e) hereof, you agree that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.
(g)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
Darden Restaurants, Inc.
    Supervisor, Stock Compensation Plans
    1000 Darden Center Drive
    Orlando, FL 32837
(h)    Offset. Any severance or other payments or benefits to you under the Company’s plans and agreements may be reduced, in the Company’s discretion, by any amounts that you owe the Company under Section 6 or Section 10 of this Agreement, provided that any such offset occurs at a time so that it does not violate Section 409A of the Code and is permitted under Applicable Laws.
(i)    Award Agreement and Related Documents. This Restricted Stock Award Agreement shall have no force or effect unless you have been notified by the Company,
3 Note to Draft: This language only to be included in Agreements that contain the restrictive covenants in Section 10.

and identified in the Company’s records, as the recipient of a Restricted Stock Award grant. [You are not required to execute this Agreement, but you will have 60 days from the Grant Date to notify the Company of any issues regarding the terms and conditions of this Agreement; otherwise, you will be deemed to agree with them. OR YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RESTRICTIVE COVENANTS, THE CLAWBACK AND FORFEITURE PROVISIONS UNDER SECTION 6 AND SECTION 10 OF THIS AGREEMENT AND THE COMPANY’S OFFSET PROVISIONS, BY EXECUTING THIS AGREEMENT ELECTRONICALLY VIA YOUR ESTABLISHED ACCOUNT ON THE MORGAN STANLEY SMITH BARNEY WEBSITE WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXECUTE THIS AGREEMENT ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR RESTRICTED STOCK GRANT.]4 In connection with your Restricted Stock grant and this Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.

4 Note to Draft: Active acceptance of the Agreement only to be included in Agreements that contain the restrictive covenants in Section 10.